CONSENT OF INDEPENDENT AUDITORS




      We consent to the incorporation by reference in the Form S-8 Registration Statement and prospectus pertaining to the American General Corporation 1984 Stock and Incentive Plan (Amended and Restated Effective as of February 8, 1994) of our report dated February 17, 1993, with respect to the consolidated financial statements of American General Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1992, and our report dated March 24, 1993 with respect to the related financial statement schedules included therein, filed with the Securities and Exchange Commisssion.




                                          ERNST & YOUNG



Houston, Texas
January 18, 1994